Exhibit 10.5


December 20, 1991


Mr. Peter L. Manno
5375 Blackhawk Drive
Danville, CA 94506

Dear Pete,

This will serve as confirmation that the proper title for the position offered in my letter of December 10, 1991 is Vice President, Sales and Marketing. In this capacity you will be responsible for worldwide sales and distribution, and strategic marketing.

If you are terminated for any reason other than cause, the Company shall continue to pay you at the rate of 140% of your monthly base salary and at the same intervals for up to twelve (12) additional months if (a) during that period you are not employed by a third party, and (b) you have used your best efforts to find suitable employment. For the purpose of this agreement, "cause" shall mean (i) commission of a material act against the Corporation involving moral turpitude or (ii) gross negligence or material willful misconduct by you in the discharge of your duties hereunder.

If you agree that the foregoing accurately reflects our understandings, please execute one copy of this letter agreement in the space provided and return the copy to the undersigned.

Very truly yours,

/s/ Robert H. Glaudel
     Robert H. Glaudel


Accepted:

/s/ Peter L. Manno
     Peter L. Manno